UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 11, 2011
Date of Report (Date of earliest event reported)

OHIO VALLEY BANC CORP.
(Exact name of registrant as specified in its charter)

Ohio
(State or other jurisdiction of incorporation)

0-20914	31-1359191
(Commission File Number)	(IRS Employer Identification No.)

420 Third Avenue, Gallipolis, Ohio	45631
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (740) 446-2631

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On February 3, 2011, The Ohio Valley Bank Company (the "Bank") received a recommendation from the Federal Deposit Insurance Corporation (the "FDIC") to discontinue offering refund anticipation loans ("RALs") through third parties following the completion of the current tax filing season.  The FDIC expressed concerns regarding the underwriting of RALs based on the 2010 decision by the Internal Revenue Service (the "IRS") to cease providing debt indicator information.  The FDIC's concern and recommendation does not affect the Bank's offering of other tax refund products, such as electronic refund checks ("ERCs") and electronic refund deposits ("ERDs").

Prior to 2011, the IRS provided debt indicator information as part of the electronic filing process of federal income tax returns.  The debt indicator information provided an indication of whether an individual taxpayer would have any portion of the anticipated tax refund offset for delinquent taxes or other debts, such as unpaid child support or delinquent federally funded student loans.

In the absence of the IRS debt indicator, the Bank instituted additional criteria in the underwriting of RAL products designed to underwrite loans in a manner to achieve an acceptable charge-off rate in 2011.  The Bank currently expects the charge-off rate on RALs offered in 2011 to be no higher than the charge-off rate experienced in 2010.

However, in response to the FDIC's continued expressions of concern, on February 8, 2011, the Board of Directors determined that the Bank will discontinue offering RALs through unrelated third-party vendors after April 19, 2011.  For the 2010 tax season, RAL fees totaled $655,000.  Thus, the Bank’s termination of this product will negatively affect our results of operations.  The Bank will, though, continue offering ERCs and ERDs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OHIO VALLEY BANC CORP.
Date:	February 11, 2011	By:	/s/Jeffrey E. Smith
Jeffrey E. Smith Chairman and Chief Executive Officer